                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-78723


PROSPECTUS SUPPLEMENT
(To Prospectus dated May 10, 2000)

                                  $250,000,000

                                Aon Corporation

                              8.65% NOTES DUE 2005

                               ----------------

                   Interest payable on May 15 and November 15

                               ----------------

             Aon may not redeem the notes before the maturity date.

                               ----------------

                    PRICE 100% AND ACCRUED INTEREST, IF ANY

                               ----------------

                                  Price to   Underwriting Discounts Proceeds to
                                   Public       and Commissions       Company
                                ------------ ---------------------- ------------
Per Note.......................   100.000%           .600%            99.400%
Total.......................... $250,000,000       $1,500,000       $248,500,000

The Securities and Exchange Commission and state securities commissions have not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the notes to purchasers on May 15, 2000.

                               ----------------

MORGAN STANLEY DEAN WITTER                                   Aon CAPITAL MARKETS

May 10, 2000

                               TABLE OF CONTENTS

        Prospectus Supplement                          Prospectus

                           Page
                           ----
Use of Proceeds........... S-3
Description of the Notes.. S-3
Underwriters.............. S-4
Validity of the Notes..... S-4

                                                                       Page
                                                                       ----
About this Prospectus.................................................   2
Where You Can Find More Information...................................   2
The Company...........................................................   4
Use of Proceeds.......................................................   4
Selected Financial Data...............................................   4
Ratios................................................................   5
Description of Debt Securities........................................   5
Description of Preferred Stock and Common Stock.......................  14
Plan of Distribution..................................................  16
Validity of Securities................................................  17
Experts...............................................................  17

   No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Aon Corporation since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

                                USE OF PROCEEDS

   We will use all of the net proceeds from the sale of the notes to reduce outstanding commercial paper borrowings incurred for working capital purposes. At May 5, 2000, our commercial paper borrowings matured no later than 60 days from the date of issue and bore a weighted average interest rate of approximately 6.20% per year.

                            DESCRIPTION OF THE NOTES

   The following description of the terms of the notes (referred to in the accompanying prospectus as "debt securities") supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus.

General

   We will issue the notes under an indenture dated as of September 15, 1992, as may be supplemented, between us and The Bank of New York, as trustee.

   The notes will be unsecured obligations, ranking equally with each other and with all of our other unsecured and unsubordinated indebtedness, and will mature on May 15, 2005. The notes will bear interest at the rate of 8.65% per year. Interest on the notes will accrue from May 15, 2000 or from the most recent date to which interest has been paid or provided for. We will pay interest on the notes semi-annually on May 15 and November 15 of each year, commencing on November 15, 2000, to the persons in whose names the notes are registered at the close of business on the April 30 or October 31, as the case may be, immediately preceding an interest payment date. We will compute interest on the notes on the basis of a 360-day year of twelve 30-day months. The notes may not be redeemed before the maturity date and are not entitled to the benefit of any sinking fund.

   If an interest payment date or the maturity date falls on a day which is not a business day, the related payment of interest and principal will be made on the next business day without further accrual of interest.

   We are currently issuing $250,000,000 principal amount of notes in denominations of $1,000 and integral multiples of $1,000. We may, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional notes having such terms, together with the notes, will constitute a single series of notes under the indenture.

Global Notes

   The notes will be issued in book-entry form. This means that they will be issued in the form of one or more fully registered global securities that will be deposited with The Depository Trust Company, New York, New York ("DTC") or its nominee and that we will not issue certificates to each beneficial owner of notes. Each global security will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased notes. The participant will then keep a record of its clients who purchased the notes. A more complete description of the handling of book-entry securities is contained in the accompanying prospectus under the caption "Description of Debt Securities--Global Securities."

   Neither we, the trustee, any paying agent nor the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the notes represented by the global securities or for maintaining, supervising or reviewing any records relating to those beneficial interests.

                                  UNDERWRITERS

   Under the terms and subject to the conditions in an underwriting agreement dated the date hereof, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of the notes set forth opposite their names below:

                                                                Principal Amount
      Underwriter                                                   of Notes
      -----------                                               ----------------
      Morgan Stanley & Co. Incorporated........................   $150,000,000
      Aon Securities Corporation...............................    100,000,000
                                                                  ------------
          Total................................................   $250,000,000
                                                                  ============

   The underwriting agreement provides that the underwriters need not pay for and accept delivery of the notes until their counsel have passed upon certain legal matters and certain other conditions are met. If the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

   The underwriters initially propose to offer part of the notes to the public at the offering price described on the cover page and part to certain dealers at a price that represents a concession not in excess of 0.35% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.25% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

   The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. Morgan Stanley & Co. Incorporated has advised us that it intends to make a market for the notes, but it has no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

   In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

   We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

   Our expenses associated with this offering are estimated to be $80,000.

   In the ordinary course of its business, Morgan Stanley & Co. Incorporated and its affiliates have engaged, and may in the future engage, in investment banking transactions with us and our affiliates.

   Since Aon Securities Corporation, a wholly-owned subsidiary of Aon Corporation, is participating in this offering as an underwriter, this offering is being made pursuant to Rule 2720 of the National Association of Securities Dealers, Inc.

                             VALIDITY OF THE NOTES

   The validity of the notes will be passed upon for us by Jerome S. Hanner, our Senior Counsel, and Sidley & Austin, Chicago, Illinois. As of May 5, 2000 Mr. Hanner owned 9,591 shares of Aon Corporation common stock (including shares held by Aon Corporation's employee stock ownership plan attributable to Mr. Hanner) and held restricted stock awards of 29,475 shares, deferred stock awards of 3,825 shares and stock options with respect to 5,000 shares. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

PROSPECTUS

--------------------------------------------------------------------------------

                                Aon Corporation

                                Debt Securities
                                Preferred Stock
                                  Common Stock

--------------------------------------------------------------------------------

   We will describe the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and the applicable supplements carefully before you invest.

   Our executive offices are located at 123 North Wacker Drive, Chicago, Illinois 60606, and our telephone number is (312) 701-3000.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   We may offer these securities in any of the following ways:

  . directly to purchasers;

  . through agents;

  . through dealers; or

  . through one or more underwriters or a syndicate of underwriters in an underwritten offering.

   Additional information on our plan of distribution can be found inside under "Plan of Distribution." We will describe the plan of distribution for any securities in the applicable prospectus supplements.

--------------------------------------------------------------------------------

                  The date of this Prospectus is May 10, 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About This Prospectus......................................................   2
Where You Can Find More Information........................................   2
The Company................................................................   4
Use of Proceeds............................................................   4
Selected Financial Data....................................................   4
Ratios.....................................................................   5
Description of Debt Securities.............................................   5
Description of Preferred Stock and Common Stock............................  14
Plan of Distribution.......................................................  16
Validity of Securities.....................................................  17
Experts....................................................................  17

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement (No. 333-78723) that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf process, we may offer up to $500,000,000 of the debt securities, preferred stock and common stock described in this prospectus in one or more offerings. In this prospectus we will refer to the debt securities, preferred stock and common stock collectively as the "securities." Prior to the date of this prospectus, we have offered $250,000,000 of these securities. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any applicable pricing supplement will describe the specific terms of the securities being offered. The prospectus supplement and any applicable pricing supplement may also add, update or change the information in this prospectus. Please carefully read this prospectus, the applicable prospectus supplement and any applicable pricing supplement, together with the information contained in the documents referred to under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's Web site at http://www.sec.gov. In addition, you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605 and the London Stock Exchange, Old Broad Street, London, England EC2N1HP. You may find additional information about Aon Corporation and its subsidiaries at our Web site at http://www.aon.com.

   The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information referenced this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we have filed with the SEC and any future filings that we make with the SEC under

Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we complete our sale of the securities to the public:

  . Annual Report on Form 10-K for the year ended December 31, 1999;

  . Proxy statement for the 2000 Annual Meeting of Stockholders filed March
    6, 2000;

  . Current Report on Form 8-K dated May 9, 2000; and

  . The description of Aon Corporation's common stock contained in Item 12 of the registration statement on Form 10 filed on February 19, 1980 (when we were called Combined International Corporation), and any amendment or report which we have filed (or will file after the date of this prospectus and prior to the termination of this offering) for the purpose of updating such description, including Aon Corporation's Current Report on Form 8-K dated April 23, 1987.

   This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC's Public Reference Room or through its Web site.

   You may obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:

                             Aon Corporation
                             123 North Wacker Drive
                             Chicago, Illinois 60606
                             Telephone (312) 701-3000
                         Attention: Corporate Secretary

   You should rely only on the information incorporated by reference or provided in this prospectus and the applicable prospectus supplement and in any pricing supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus, any applicable prospectus supplement or any pricing supplement is accurate as of any date other than the date on the cover of the applicable document. We are not making an offer of the securities in any state where the offer or sale is not permitted.

                                  THE COMPANY

   Aon Corporation is an insurance services holding company for a family of insurance brokerage, consulting and consumer insurance companies. Through its insurance brokerage and other services and consulting operations, Aon Corporation offers commercial insurance brokerage, alternative risk solutions, risk management, employee benefit and human resources consulting and managing general underwriting services. In addition, Aon Corporation's insurance underwriting businesses provide a variety of insurance products, including accident and health coverage, traditional life insurance, extended warranty insurance and casualty insurance. Aon Corporation's revenues were $7.1 billion in 1999. Based on 1999 insurance brokerage and consulting revenues, management believes that Aon Corporation is the second largest insurance brokerage company in the world.

                                USE OF PROCEEDS

   Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, including securities repurchase programs, capital expenditures, working capital, repayment or reduction of long-term and short-term debt and the financing of acquisitions. We may invest funds that we do not immediately require in short-term marketable securities.

                            SELECTED FINANCIAL DATA

   The following table presents selected summary historical financial data for each of the five years in the period ended December 31, 1999 and for the fiscal quarters ended March 31, 2000 and 1999. Financial data for the quarter ended March 31, 2000 is not necessarily indicative of the results of operations to be expected for the twelve months ended December 31, 2000.

                        Fiscal Quarter
                             Ended
                           March 31,
                    ----------------------------
                       2000             1999
                    -----------      -----------
Dilutive per share
 data
  Income from
   continuing
   operations
   excluding
   special
   charges........  $      0.47      $      0.58
  Income from
   continuing
   operations.....         0.47             0.19
  Discontinued
   operations.....          --               --
  Net income......         0.47             0.19
Basic per share
 data
  Income from
   continuing
   operations.....         0.47             0.19
  Net income......         0.47             0.19
Common stock data
  Dividends paid
   per share......  $      0.21      $      0.19
  Stockholders'
   equity per
   share..........        12.08            11.27
  Price range.....   42 3/4-20 11/16  45 1/3-32 11/16
  Market price at
   period-end.....       32.250           42.167
  Common
   stockholders...       13,707           13,867
  Shares
   outstanding
   (in millions)..        255.9            256.2
                                            Fiscal Year
                                               Ended
                                            December 31,
                    ----------------------------------------------------------------------------------
                       1999            1998            1997             1996             1995
                    --------------- --------------- ---------------- --------------- -----------------
Dilutive per share
 data
  Income from
   continuing
   operations
   excluding
   special
   charges........  $      2.07     $      2.07     $      1.55      $      1.33     $       1.14
  Income from
   continuing
   operations.....         1.33            2.07            1.12             1.10             1.14
  Discontinued
   operations.....          --              --              --              0.17             0.39
  Net income......         1.33            2.07            1.12             1.27             1.53
Basic per share
 data
  Income from
   continuing
   operations.....         1.35            2.11            1.14             1.11             1.15
  Net income......         1.35            2.11            1.14             1.29             1.55
Common stock data
  Dividends paid
   per share......  $      0.82     $      0.73     $      0.68      $      0.63     $       0.59
  Stockholders'
   equity per
   share..........        11.91           11.83           11.20            10.81            10.12
  Price range.....   46 2/3-26 1/16  50 3/8-32 3/16  39 1/4-26 13/16  28 3/4-21 1/16  22 9/16-13 15/16
  Market price at
   period-end.....       40.000          36.917          39.083           27.583           22.167
  Common
   stockholders...       13,757          12,294          12,698           13,030           13,520
  Shares
   outstanding
   (in millions)..        256.1           255.0           252.0            249.6            243.6

                                     RATIOS

   Our ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are as follows:

                                    Fiscal Quarter       Fiscal Year Ended
                                    Ended March 31,         December 31,
                                    ---------------   ------------------------
                                     2000     1999    1999 1998 1997 1996 1995
                                     ----     ----    ---- ---- ---- ---- ----
   Ratio of earnings to fixed
    charges (1)....................   6.1        3.8  5.1  7.6  5.6  6.7  6.6
   Ratio of earnings to combined
    fixed charges and preferred
    stock dividends (1) (2)........     4.4      2.5  3.5  5.1  3.3  4.9  4.5

--------
(1) Reflects the inclusion in income from continuing operations before provision for income taxes and minority interests special charges of $163 million for the three months ended March 31, 1999 and $313 million, $172 million and $90 million for the years ended December 31, 1999, 1997 and 1996, respectively.
(2) Reflects the inclusion into total fixed charges and preferred stock dividends for each of the three-month periods ended March 31, 2000 and 1999 of $16 million and for the years ended December 31, 1999, 1998 and 1997 of $66 million, $66 million and $64 million, respectively, of pre-tax distributions on the 8.205% mandatorily redeemable preferred capital securities which are classified as "minority interest" on our condensed consolidated statements of operations.

   For these ratios, earnings consist of income from continuing operations before provision for income taxes and minority interests and before fixed charges. Fixed charges include interest expense and that portion of rental expense we deem to represent interest. Combined fixed charges and preferred stock dividends include preferred stock dividend requirements, interest expense and that portion of rental expense we deem to represent interest. Preferred stock dividends consist of the pre-tax earnings required to pay dividends on all preferred stock. Our earnings, fixed charges and preferred stock dividends include the earnings, fixed charges and preferred stock dividends of Aon Corporation and its subsidiaries considered as one enterprise.

                         DESCRIPTION OF DEBT SECURITIES

   This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the applicable prospectus supplement the extent to which the general terms and provisions described in this prospectus apply to a particular series of debt securities.

   The debt securities we may offer pursuant to this prospectus will be unsecured obligations of Aon Corporation and will be either senior or subordinated debt. We will issue senior debt under an indenture dated as of September 15, 1992, as may be supplemented, between us and The Bank of New York, as the successor senior indenture trustee. We will issue subordinated debt under an indenture to be dated as of a date before the first issuance of subordinated debt, as may be supplemented, between us and U.S. Bank Trust National Association, as the subordinated indenture trustee. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures" and the senior indenture trustee and the subordinated indenture trustee are sometimes referred to in this prospectus individually as a "trustee." We have summarized selected provisions of the indentures below. This is a summary and is not complete. It does not describe certain exceptions and qualifications contained in the indentures or the debt securities. If you would like more information on the provisions of either of the indentures, you should read the more detailed provisions of the applicable indenture, both of which have been incorporated by reference as exhibits to the registration statement for the debt securities. In the summary, we have included parenthetical references to the section numbers of the applicable indenture so that you can easily locate those provisions.

General

   The debt securities will be unsecured obligations of Aon Corporation. The indentures do not limit the amount of debt securities that we may issue under them. The indentures provide that we may issue debt securities from time to time in one or more series. We have previously issued debt securities pursuant to the senior debt indenture.

   The debt securities issued under the senior debt indenture will be unsecured obligations and will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness. The debt securities issued under the subordinated debt indenture will be subordinate and junior in right of payment, as more fully described in the subordinated debt indenture, to all of our senior indebtedness. See "--Subordination under the Subordinated Debt Indenture."

   Because we are a holding company, the holders of the debt securities may not receive assets of our subsidiaries in a liquidation or recapitalization until the claims of our subsidiaries' creditors and insurance policyholders (in the case of insurance subsidiaries) are paid, except to the extent that we may have recognized claims against such subsidiaries. In addition, certain regulatory laws limit some of our subsidiaries, including Combined Insurance Company of America, from making payments to us of dividends and on loans and other transfers of funds.

   We will include in a supplement to this prospectus and any pricing supplement the specific terms relating to the debt securities being offered. These terms will include some or all of the following:

  . the title of the debt securities and whether the debt securities will be senior or subordinated debt;

  . the total principal amount of the debt securities;

  . the maturity date or dates of the debt securities;

  . the interest rate or rates, if any (which may be fixed or variable) and, if applicable, the method used to calculate the interest rate;

  . the date or dates from which interest will accrue and on which interest will be payable and the dates used to determine the persons to whom interest will be paid;

  . the place or places where principal of, and any premium or interest on, the debt securities will be paid;

  . whether (and if so, when and under what terms and conditions) the debt securities may be redeemed by us at our option or at the option of the holders;

  . whether there will be a sinking fund;

  . if other than United States dollars and denominations of $1,000 or any multiple of $1,000, the currency or currencies or currency unit or currency units and denomination in which the debt securities will be issued;

  . if other than United States dollars and denominations of $1,000 or any multiple of $1,000, the currency or currencies or currency unit or currency units and denomination in which the debt securities will be issued;

  . if other than the principal amount, the portion of the principal amount of the debt securities that we will pay upon acceleration of the maturity date;

  . whether we will issue the debt securities in registered or bearer
    ("unregistered") form or both;

  . if we issue debt securities in unregistered form, any restrictions on the exchange of one form for another and to the offer, sale and delivery of such unregistered securities;

  . whether and under what circumstances and conditions we will pay additional amounts on the debt securities held by foreign persons in respect of any tax, assessment or governmental charge imposed on such holders with respect to the debt securities ("additional amounts");

  . whether we will issue the debt securities in certificated or book-entry form;

  . with respect to subordinated debt securities, whether they will be convertible into shares of common stock and the terms and conditions governing such conversion; and

  . any other terms of the series being offered, so long as they are not inconsistent with any provision of the applicable indenture. (Section
    2.01)

   If we denominate the purchase price of a series of debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, any premium and interest on, and any additional amounts with respect to any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will describe any special United States federal income tax considerations in the applicable prospectus supplement.

   We will pay principal and any interest, premium and additional amounts in the manner, at the places and subject to the restrictions set forth in the indentures, the debt securities and the applicable prospectus supplement. We will not impose a service charge for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed. (Section 2.05) Unregistered debt securities and any related coupons will be transferable by delivery. (Section 2.05)

   Unless otherwise indicated in the applicable prospectus supplement, we will issue debt securities in fully registered form, without coupons, in denominations of $1,000 or multiples of $1,000. (Sections 2.01 and 2.04)

   We may offer to sell at a substantial discount below their stated principal amount, debt securities bearing no interest or interest at a rate that, at the time of issuance, is below the prevailing market rate. We will describe any special United States federal income tax considerations applicable to any of those discounted debt securities in the applicable prospectus supplement.

   We may offer to sell debt securities in which the principal or interest will be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. The principal amount or payment of interest applicable to such debt securities may be greater than or less than the amount of principal or interest otherwise payable, depending upon the value of the applicable currency, commodity, equity index or other factor on the date on which such principal or interest is due. We will set forth in the applicable prospectus supplement information about the methods used to determine the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on that date is linked and certain additional tax considerations applicable to such debt securities.

   The senior debt indenture limits our ability to incur certain secured indebtedness. See "--Limitation on Liens under Senior Indenture." The indentures do not restrict our ability to incur unsecured indebtedness or, subject to the restrictions described in "--Consolidation and Merger," to engage in reorganizations, restructurings, mergers, consolidations or similar transactions that have the effect of increasing our indebtedness. Accordingly, unless we state otherwise in the applicable supplement, the debt securities will not contain any provisions that afford holders protection against us incurring such indebtedness or engaging in certain reorganizations or transactions. As a result, we could become highly leveraged.

Limitation on Liens under Senior Indenture

   Under the senior debt indenture we have agreed, among other things, to not, directly or indirectly, create, issue, assume, incur or guarantee any indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the present or future common stock of Combined Insurance Company of America, one of our subsidiaries (or any company besides us having direct or indirect control of such subsidiary). This restriction will not apply if we ensure that the debt securities (together with, if we decide, any other indebtedness for money borrowed by us then existing or thereafter created which is not subordinate to the senior debt securities) will be secured equally and proportionately with (or, at our option, prior to) such other secured indebtedness for as long as such indebtedness is secured. (Section 4.05 of senior debt indenture)

Events of Default

   With respect to any series of debt securities, "event of default" means any of the following:

  . we fail to pay the interest or any additional amount on any debt security of that series when due and such failure continues for 30 days;

  . we fail to pay the principal or any premium on any debt security of that series when due;

  . we fail to comply with any of our other agreements contained in the applicable indenture and such failure continues for 90 days after written notice is given to us of that failure from the applicable trustee (or to us and such trustee from the holders of at least 25% in principal amount of the outstanding debt securities of that series);

  . certain events of bankruptcy, insolvency or reorganization relating to us; and

  . any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus. (Section 6.01)

   If there is a continuing event of default with respect to any outstanding series of debt securities, the applicable trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of that series may require us to pay immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. However, at any time after such trustee or the holders, as the case may be, declare such acceleration with respect to debt securities of any series, but before the applicable person has obtained a judgment or decree for payment of the money, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain conditions, cancel such acceleration if we have cured all events of default (other than the non-payment of accelerated principal and interest, if any) with respect to debt securities of that series or all such events of default have been waived as provided in the applicable indenture. (Section 6.01) For information as to waiver of defaults, see "--Modification and Waiver." We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such debt securities triggered by an event of default.

   Each indenture provides that, subject to the duties of the trustee to act with the required standard of care if there is a continuing event of default, the trustee need not exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless such holders have offered to the trustee reasonable security or indemnity. (Section 6.04) Subject to such provisions for security or indemnification of each trustee and certain other conditions, the holders of the majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power such trustee holds with respect to the debt securities of that series. (Section 6.06)

   No holder of any debt security of any series will have any right to institute any proceeding with respect to either indenture or for any remedy under the applicable indenture unless:

  . the applicable trustee has failed to institute such proceeding for 60 days after the holder has previously given to such trustee written notice of a continuing event of default with respect to debt securities of that series;

  . the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable security or indemnity, to the applicable trustee to institute such proceeding as trustee; and

  . the applicable trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with such request. (Section 6.04)

However, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, and any additional amounts with respect to, such debt security on or after the date or dates they are to be paid as expressed in such debt security and to institute suit for the enforcement of any such payment. (Section 6.04)

   We are required to furnish to the each trustee annually a statement as to the existence or absence of certain defaults under each indenture. (Section 4.06) Each indenture provides that the trustee need not provide holders of debt securities of any series notice of any default (other than the non-payment of principal or any premium, interest or additional amounts) if it considers it in the interest of the holders of debt securities of that series not to provide such notice. (Section 6.07)

Consolidation and Merger

   Each indenture provides that we may consolidate with or merge into, or transfer or lease our assets substantially as an entirety to, another person without the consent of any debt security holders if, along with certain other conditions in the indentures:

  . the person (if other than us) formed by such consolidation or into which we merge or which acquires or leases our assets is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes our obligations on the debt securities and under the applicable indenture; and

  . after giving effect to such transaction, there is no event of default, and no event which, after notice or passage of time or both, would become an event of default. (Section 11.01)

Defeasance

   Defeasance and Discharge. Unless the debt securities of any series provide otherwise, we may be discharged from any and all obligations in respect of the debt securities of that series (except for certain obligations to register the transfer or exchange of debt securities of that series, to replace stolen, destroyed, lost or mutilated debt securities of that series, to maintain paying agencies, to compensate and indemnify the applicable trustee or to furnish such trustee (if the trustee is not the registrar) with the names and addresses of holders of debt securities of that series). This discharge, referred to as defeasance, will occur only if:

  . we irrevocably deposit with the applicable trustee, in trust, money and/or securities of the government which issues the currency in which the debt securities of that series are payable or securities of agencies backed by the full faith and credit of such government, which, through the payment of interest and principal in accordance with their terms, will provide enough money to pay each installment of principal of, and any premium and interest on, and any additional amounts and any mandatory sinking fund payments in respect of, the debt securities of that series on the applicable due dates for those payments in accordance with the terms of those debt securities; and

  . we deliver to the applicable trustee an opinion of counsel confirming that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the discharge had not occurred.

That opinion must state that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the applicable indenture, there has been a change in the applicable United States federal income tax law, in any case, in support of that opinion. (Sections 13.03 and 13.04)

   In addition, we may also obtain a discharge of either indenture with respect to all debt securities issued under such indenture by depositing with the applicable trustee, in trust, enough money to pay all amounts due on the debt securities on the date such payments are due or upon redemption of all of such debt securities, so long as such debt securities are by their terms to become due and payable within one year or are to be called for redemption within one year. (Section 12.01)

   Defeasance of Certain Covenants and Certain Events of Default. Unless the debt securities of any series provide otherwise, upon compliance with certain conditions:

  . we may omit to comply with the covenants described under "--Limitation on Liens under Senior Indenture" (with respect to senior debt securities) and "--Consolidation and Merger"; and

  . any omission to comply with those covenants will not constitute an event of default with respect to the debt securities of that series ("covenant defeasance"). (Sections 13.03 and 13.04)

The conditions include:

  . depositing with the applicable trustee money and/or securities of the government which issues the currency in which the debt securities of that series are payable or securities of agencies backed by the full faith and credit of such government, which, through the payment of interest and principal in accordance with their terms, will provide enough money to pay each installment of principal of, any premium and interest on, and any additional amounts and any mandatory sinking fund payments in respect of, the debt securities of that series on the due dates for those payments in accordance with the terms of those debt securities; and

  . delivering to the applicable trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 13.04)

   Covenants Defeasance and Certain Other Events of Default. If we exercise our option to effect a covenant defeasance with respect to the debt securities of any series as described above and the debt securities of that series are thereafter declared due and payable because of an event of default (other than an event of default caused by failing to comply with the covenants that are defeased), the amount of money and securities we have deposited with the applicable trustee would be sufficient to pay amounts due on the debt securities of that series on their respective due dates but may not be sufficient to pay amounts due on the debt securities of that series at the time of acceleration resulting from such event of default. However, we would remain liable for such payments.

Modification and Waiver

   Each indenture provides that we may enter into supplemental indentures with the trustee without the consent of the holders of debt securities to:

  . document the fact that a successor corporation has assumed our obligations;

  . add covenants or events of default for the protection of the holders of debt securities;

  . add or change provisions as are necessary to permit issuance of global debt securities or unregistered securities and exchangeability of such debt securities with registered securities;

  . cure any ambiguity or correct any inconsistency in the indenture;

  . document the fact that a successor trustee has been appointed; or

  . establish the forms and terms of debt securities of any series. (Section
    10.01)

   In addition, the subordinated debt indenture provides that we may enter into a supplemental indenture with the trustee without the consent of the holders of subordinated debt securities to provide for the terms and conditions of conversion into common stock if such terms and conditions are different than those provided in the subordinated debt indenture. (Section 10.01 of the subordinated debt indenture)

   We may modify either indenture with the consent of the trustee and holders of at least a majority in principal amount of outstanding debt securities of each series affected by such modification. However, we may not modify either indenture without the consent of the holders of all then outstanding debt securities of the affected securities to:

  . change the due date of the principal of, or any installment of principal of or interest on, or payment of additional amounts with respect to, the debt securities of that series;

  . reduce the principal amount of, or any premium or interest rate on, or any additional amount with respect to, the debt securities of that series;

  . reduce the amount due and payable upon acceleration or make payments thereon payable in any currency other than that provided in such debt security;

  . impair the right to institute suit for the enforcement of any such payment on or after it is due; or

  . reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is necessary to effect any such modification or amendment of the indenture, for waiver of compliance with certain covenants and provisions in the indenture or for waiver of certain defaults. (Section 10.02)

In the case of the subordinated debt indenture, no modification may adversely affect the rights of any holder of senior indebtedness under the subordination provisions of the subordinated debt indenture without the consent of such holder. (Section 10.02 of the subordinated debt indenture)

   The holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under the senior debt indenture may on behalf of the holders of all debt securities of that series waive, insofar as that series is concerned, compliance by us with the restrictive covenant of the senior debt indenture described above under "--Limitation on Liens under Senior Indenture." (Section 4.07 of senior debt indenture) The holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under either indenture with respect to that series, except a default in the payment of the principal of or any premium or any interest on, any debt security of that series or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that affected series. (Section 6.09)

Global Securities

   The registered debt securities of a series may be issued in the form of one or more fully registered global securities (each, a "global security") that will be deposited with The Depository Trust Company, New York, New York ("DTC") or its nominee. This means that we will not issue certificates to each holder. Each global security will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

   Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own debt securities held by DTC only through a participant.

   The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in a global security.

   DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

   DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC and its participants are on file with the SEC.

   DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

   We will wire principal and interest payments to DTC's nominee. We and the trustee under each indenture will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, each trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

   It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, either trustee or us.

   So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indentures. Except as set forth in the next paragraph, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indentures.

   We will issue debt securities of any series then represented by global securities in definitive form in exchange for those global securities if:

  . DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

  . we determine not to require all of the debt securities of a series to be represented by a global security.

   If we issue debt securities in definitive form in exchange for a global security, an owner of a beneficial interest in the global security will be entitled to have debt securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of those debt securities in definitive form. Debt securities issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and any multiple of $1,000 in excess thereof and will be issued in registered form only, without coupons.

   The debt securities of a series may also be issued in the form of one or more bearer global securities (a "bearer global security") that will be deposited with a common depositary for Euroclear and Clearstream Banking, or with a nominee for such depositary identified in the applicable prospectus supplement relating to such series. The applicable prospectus supplement will describe the specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a bearer global security.

Subordination under the Subordinated Debt Indenture

   The subordinated debt securities issued under the subordinated debt indenture will be subordinate and junior in right of payment to all senior indebtedness to the extent provided in the subordinated debt indenture. (Section 14.03 of the subordinated debt indenture) We may not make any payments on account of principal or any premium, redemption, interest or other amount on the subordinated debt securities at any time when we have defaulted with respect to payment of principal or any premium, interest, sinking fund or other payment due on the senior indebtedness. (Section 14.02 of the subordinated debt indenture) If we make any payment described in the foregoing sentence under the subordinated debt indenture before all senior indebtedness is paid in full, such payment or distribution will be applied to pay off the senior indebtedness which remains unpaid. Subject to the condition that the senior indebtedness is paid in full, if any such payments are made on the senior indebtedness as described above, the subordinated debt security holders will be subrogated to the rights of the senior debt security holders. (Section 14.03 of the subordinated debt indenture)

   The subordinated debt indenture defines the term "senior indebtedness" to mean:

  . all indebtedness of Aon Corporation, whether outstanding on the date of the subordinated debt indenture or created later, for money borrowed or otherwise evidenced by a note or similar instrument given in connection with the acquisition of any business, property or assets (other than inventory or other similar property acquired in the ordinary course of business), including securities or for the payment of money relating to a capitalized lease obligation (as defined in the subordinated debt indenture);

  . any indebtedness of others described in the preceding bullet point which we have guaranteed or which is otherwise our legal obligation;

  . any of our indebtedness under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements; and

  . renewals, extensions, refundings, restructurings, amendments and modifications of any indebtedness or guarantee described above. (Section
    1.01 of subordinated debt indenture)

   "Senior indebtedness" does not include:

  . any of our indebtedness to any of our subsidiaries; or

  . any of our indebtedness which by its terms is equal or subordinated to the subordinated debt securities in rights of payment or upon liquidation. (Section 1.01 of subordinated debt indenture)

   Because of the subordination provisions described above, some of our general creditors may recover proportionately more than holders of the subordinated debt securities if our assets are distributed as a result of insolvency or bankruptcy. The subordinated debt indenture provides that the subordination provisions will not apply to money and securities held in trust pursuant to the satisfaction and discharge and the legal defeasance provisions of the subordinated debt indenture. (Section 14.03 of the subordinated debt indenture) See "--Defeasance."

   We will set forth (or incorporate by reference) the approximate amount of senior indebtedness outstanding as of a recent date in any prospectus supplement under which we offer to sell subordinated debt securities.

Conversion Rights

   We will include in a supplement to this prospectus the terms and conditions, if any, on which debt securities being offered are convertible into common stock. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at our option or the option of the holder, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities.

Regarding the Trustees

   We have commercial deposits and custodial arrangements with the senior indenture trustee and have borrowed money from such trustee in the normal course of business. We also have commercial deposits with the subordinated indenture trustee. In addition, we have provided brokerage and other insurance services in the ordinary course of their respective businesses for each trustee. The senior indenture trustee is also trustee with respect to other debt securities we have issued.

                DESCRIPTION OF PREFERRED STOCK AND COMMON STOCK

   Our second restated certificate of incorporation, as amended, authorizes us to issue 750,000,000 shares of common stock, par value $1.00 per share, and 25,000,000 shares of serial preferred stock, par value $1.00 per share. In general, any series of preferred stock is afforded preferences regarding dividends and liquidation rights over the common stock. The second restated certificate of incorporation, as amended, empowers the board of directors of Aon Corporation, without approval of the stockholders, to cause preferred stock to be issued in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by it. The description set forth below is only a summary and is not complete. For more information regarding the preferred stock and common stock which may be offered by this prospectus, please refer to the applicable prospectus supplement and our second restated certificate of incorporation, as amended, which is incorporated by reference as an exhibit to the registration statement. In addition, a more detailed description of the common stock may be found in the documents referred to in the fourth bullet point in the second paragraph of "Where You Can Find More Information."

   Because we are a holding company, the holders of the preferred and common stock may not receive assets of our subsidiaries in a liquidation or recapitalization of the subsidiaries until the claims of our subsidiaries' creditors and insurance policyholders (in the case of insurance subsidiaries) are paid, except to the extent that we may have recognized claims against such subsidiaries. In addition, certain regulatory laws limit some of our subsidiaries from making payments to us of dividends and on loans and other transfers of funds.

Preferred Stock

   We will include in a supplement to this prospectus the terms relating to the preferred stock being offered. These terms will include some or all of the following:

  . the number of shares;

  . the designation of the series;

  . the initial offering price;

  . any liquidation preference per share;

  . any dividend rights and the specific terms relating thereto;

  . whether and upon what terms the shares will be redeemable;

  . whether and upon what terms the shares will have a sinking fund to be used to purchase or redeem the shares of any series;

  . the interested stockholder owned at least 85% of our voting stock upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

  . whether and upon what terms the shares will be convertible;

  . the relative priority of such shares to other classes or series of preferred stock with respect to rights and preferences;

  . any provisions for the auction or remarketing of the preferred stock;

  . the restrictions, if any, on the issue or reissue of any additional preferred stock, including increases or decreases in the number of shares of any series subsequent to the issue of shares of that series;

  . any voting rights;

  . whether or not the shares are or will be listed on any securities exchange;

  . any additional terms, preferences, rights, limitations or restrictions applicable to the shares; and

  . a discussion of Federal income tax considerations applicable to the shares.

Common Stock

   We will include in a supplement to this prospectus the terms relating to the common stock being offered, including the number of shares offered, the initial offering price, market price and dividend information.

   Common stockholders will receive dividends as may be declared at various times by the board of directors out of funds legally available for that purpose. Common stockholders are entitled to one vote per share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Common stockholders will receive, upon any liquidation of Aon Corporation, all remaining assets available for distribution to stockholders after we satisfy our liabilities relating to, and make payments in respect of preferential obligations of, any preferred stock that may then be issued and outstanding. Common stockholders have no preemptive rights. The common stock is listed on the New York, Chicago and London Stock Exchanges. First Chicago Trust Company of New York is the registrar and transfer agent for the common stock.

Certain Anti-Takeover Provisions

   Our second restated certificate of incorporation, as amended, contains provisions, summarized below, that could have the effect of delaying, deferring or preventing a change of control of Aon Corporation. Because this is a summary, it does not contain all of the information that may be important to you. You should read carefully the provisions of our second restated certificate of incorporation, as amended, as well as the provisions of any applicable laws.

   Our second restated certificate of incorporation, as amended, provides that the approval of a voluntary liquidation or dissolution of Aon Corporation and certain business combinations (including mergers, consolidations, sales, leases and exchanges), requires the affirmative vote of at least two-thirds of all of the securities of Aon Corporation then entitled to vote at a meeting of stockholders, considered as one class. Our second restated certificate of incorporation, as amended, also permits our board of directors, in response to certain acquisition proposals (including tender or exchange offers, mergers, consolidations and sales), to consider not only the best interests of the stockholders, but also such other factors as the board of directors deems relevant, including social, legal and economic effects upon employees, field sales agents, suppliers, customers, policyholders and business. In addition, unless the board of directors decides otherwise with respect to any series of preferred stock, stockholders may not take any action by written consent if such action is the type that must or may be taken at any annual or special meeting of stockholders.

   Under Section 203 of the Delaware General Corporation Law, we may not engage in certain business combinations (as defined in such section) with any interested stockholders (as defined therein) for a period of three years following the date that such stockholder became an interested stockholder, unless:

  . prior to such date our board of directors approved the business combination with the interested stockholder;

  . the business combination is approved by the affirmative vote of at least two-thirds of the outstanding voting stock.

Our board of directors has adopted a resolution making the provisions of
Section 203 inapplicable to transactions involving Mr. Patrick G. Ryan, our Chairman and Chief Executive Officer. In addition, the insurance laws and regulations of the jurisdictions in which our subsidiaries do business may impede or delay a business combination involving Aon Corporation.

                              PLAN OF DISTRIBUTION

   We may sell the securities in any of the following ways:

  . directly to purchasers;

  . through agents;

  . through dealers; or

  . through one or more underwriters or a syndicate of underwriters in an underwritten offering.

   The applicable prospectus supplement will set forth the names of any underwriters or agents involved in the sale of the securities being offered and any applicable commissions or discounts.

   Underwriters, dealers or agents may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the securities, underwriters or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters or agents may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

   If we do not list the securities being offered on a national securities exchange, any underwriters or agents to or through whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We give no assurances as to the liquidity of the trading market for any of the securities being offered.

   Any underwriters, dealers or agents participating in the distribution of the securities may be deemed to be underwriters and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We may enter into agreements with underwriters, dealers or agents under which we agree to indemnify against, or contribute payments made in respect of, certain civil liabilities incurred by such persons, including liabilities under the Securities Act of 1933.

   If so indicated in the applicable prospectus supplement, we will authorize underwriters or agents to solicit offers by certain institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. These contracts may be made with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities is at the time of delivery not prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

   Aon Securities Corporation, a wholly-owned subsidiary of Aon Corporation, may participate as an underwriter with respect to any securities of Aon Corporation offered pursuant to a prospectus supplement to this prospectus. In any such offering where Aon Securities Corporation will participate as an underwriter, the offering will be made pursuant to the provisions of Rule 2720 of the National Association of Securities Dealers, Inc.

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

                             VALIDITY OF SECURITIES

   The validity of the securities will be passed upon for us by Jerome S. Hanner, our Senior Counsel and Assistant Secretary. As of May 5, 2000 Mr. Hanner owned 9,591 shares of Aon Corporation common stock (including shares held by Aon Corporation's employee stock ownership plan attributable to Mr. Hanner) and held restricted stock awards of 29,475 shares, deferred stock awards of 3,825 shares and stock options with respect to 5,000 shares.

                                    EXPERTS

   The consolidated financial statements of Aon Corporation incorporated by reference in Aon Corporation's Annual Report (Form 10-K) for the year ended December 31, 1999, and the related financial statement schedules included therein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report on the consolidated financial statements incorporated by reference therein and their report on the related financial statement schedules included therein, both incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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